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                                                                     EXHIBIT 3.1

                            ARTICLES OF INCORPORATION

                                       OF

                               LEVITT CORPORATION

         The undersigned incorporator does hereby make, subscribe, file and acknowledge these Articles of Incorporation for the purpose of organizing a corporation under the Florida Business Corporation Act.

                                    ARTICLE I

                               NAME OF CORPORATION

         The name of this Corporation shall be:

                               LEVITT CORPORATION

                                   ARTICLE II

                      PRINCIPAL OFFICE AND MAILING ADDRESS

         The principal office of this Corporation is: 1750 East Sunrise Boulevard, Fort Lauderdale, Florida 33301, and the mailing address is: P.O. Box 5403, Fort Lauderdale, Florida 33310.

                                   ARTICLE III

                                AUTHORIZED SHARES

         The total authorized capital stock of this Corporation shall consist of 10,000 shares of Common Stock, par value $0.01 per share. Except as otherwise required by law or as otherwise provided in these Articles of Incorporation each share of Common Stock shall be entitled to one vote per share. Subject to the rights of any outstanding class or series of capital stock ranking senior to Common Stock as to dividends, dividends may be paid upon Common Stock in cash, property or securities as and when declared by the Board of Directors out of funds legally available therefor. As and when dividends are so declared and paid, the holders of Common Stock shall be entitled to participate in such dividends ratably on a per share basis. In the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the holders of Common Stock are entitled to share ratably in the net assets, if any, remaining after payment in full of all debts and liabilities of the Corporation and after the holders of any outstanding class or series of capital stock ranking senior to Common Stock shall have been paid in full the amounts to which such holders shall be entitled, or an amount sufficient to pay the aggregate amount to which such holders are entitled shall have been set aside for the benefit of the holders of such senior capital stock.


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                                   ARTICLE IV

                   ADDRESS OF REGISTERED OFFICE IN THIS STATE

         The street address of the initial registered office of this Corporation in the State of Florida is 200 East Broward Boulevard, Suite 1500, Fort Lauderdale, Florida 33301, and the initial registered agent of this Corporation at that address shall be Barry E. Somerstein.

                                    ARTICLE V

                                  INCORPORATOR

         The name and street address of the person signing these Articles of Incorporation is:

                               Barry E. Somerstein
                     200 East Broward Boulevard, Suite 1500
                         Fort Lauderdale, Florida 33301

         IN WITNESS WHEREOF, I have hereunto subscribed my hand and seal this ___ day of December, 2001.



                                    -------------------------------
                                    Barry E. Somerstein
                                    Incorporator

THE UNDERSIGNED, named as the registered agent in Article IV of these Articles of Incorporation, hereby accepts the appointment as such registered agent, and acknowledges that he is familiar with, and accepts the obligations imposed upon registered agents under, the Florida Business Corporation Act, including specifically Section 607.0505.



                                    -------------------------------
                                    Barry E. Somerstein
                                    Registered Agent